UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2016

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36642 (Commission File Number)	45-5605880 (IRS Employer Identification No.)

1850 West Ashton Blvd.

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On September 6, 2016, Vivint Solar, Inc. (the “Company”) amended the compensatory arrangements of Thomas Plagemann, one of the Company’s named executive officers. Pursuant to an amendment to Mr. Plagemann’s employment agreement (the “Amendment”), Mr. Plagemann has been appointed the Company’s Chief Commercial Officer, effective as of September 1, 2016. In addition, beginning on October 15, 2016, Mr. Plagemann will be entitled to an annual performance bonus equal to (a) 0.15% of the tax equity financing raised by the Company during the preceding year, plus (b) 0.1% of the non-recourse debt financing raised by the Company during the preceding year.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved the following grants pursuant to the Company’s 2014 Equity Incentive Plan and applicable award agreement thereunder: (1) an option to purchase 54,824 shares of the Company’s common stock at an exercise price of $3.25 per share, the closing price of the Company’s common stock on the date of the grant, and (2) an award of 38,461 restricted stock units of the Company. One-third of the shares underlying each of the option and award of restricted stock units will vest on each of July 16, 2017, July 16, 2018 and July 16, 2019, respectively, in each case subject to Mr. Plagemann’s continued employment through the applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ DANA C. RUSSELL
Dana C. Russell Chief Financial Officer and Executive Vice President

Date: September 7, 2016